SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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[ ] Preliminary Proxy Statement [ ] Definitive Proxy Statement [X] Definitive Additional Materials [ ] Soliciting Material Pursuant to Rule 14a-12	[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

EXAR CORPORATION

(Name of Registrant as Specified in its Charter)

GWA INVESTMENTS, LLC

GWA MASTER FUND, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXAR CORPORATION PROXY SOLICITATION

By

GWA Master Fund, L.P. & GWA Investments, LLC

October 4, 2005

Dear Fellow Shareholders,

You have a choice:		More Of The Same
	Or,	New Independent Directors

My name is Guy Adams and I am asking for your vote. Richard Leza, Sr. and Pete Rodriguez and I are running for three board seats on Exar’s nine member Board. We are also supporting a proposal that urges the Company to declassify the Board.

For the past four fiscal years ending March 2005, Chairman Donald Ciffone, Jr., Dr. Roubik Gregorian (CEO), and Mr. Ronald Guire (CFO) while serving in various key executive positions at Exar, have presided over the loss of more than $31 million in adjusted shareholder equity, a negative return on capital of 0.9% per annum, and a LOSS in market value of $912 million. During this period, Exar spent $88 million on R&D, realizing a decline in sales of 49% and an operating LOSS (excluding extraordinary items) of over $13.5 million. Nevertheless, over this same period, the Board rewarded Chairman Ciffone and the next four most highly paid executives with compensation totaling over $15 million.

We believe Exar is an unfortunate example of what is wrong with corporate governance in America today – the disconnect between shareholder returns and management compensation.

More Of The Same

Up for election this year are Mr. Richard Previte, Mr. Thomas Werner and Mr. Richard Koppes.

Mr. Previte was a member of this Board when it: 1) adopted the 2000 Stock Option Plan for 1,000,000 shares, immediately AFTER shareholders had rejected expanding the 1997 Plan by 800,000 shares, 2) approved Mr. Ciffone’s current employment agreement (and subsequent amendments), and 3) supported the re-pricing of options in 2003 through an option exchange program.

Mr. Werner was appointed to the Exar board in July 2004. According to the Company, his only other board experience is his current service on the board of Three Five Systems (TFS) since 1999. On his watch as a director of TFS, the company’s stock price has plunged over 98% from its peak in June 2000.

Richard Koppes is not currently a member of the Board. According to the company, Mr. Koppes was found by Spencer Stuart. The company’s June 7, 2005 press release describes Spencer Stuart’s criteria as, “The Company is looking for experienced, proven business leaders with relevant industry expertise that can enhance the breadth and depth of the current Board.” We note that Mr. Koppes has NO apparent industry experience and currently serves on FIVE other Boards. While we respect Mr. Koppes’ corporate governance expertise, we must point out he is but ONE vote – on this NINE member Board with the competing demands of FIVE other Board positions. His potential effectiveness would appear to be somewhat diluted.

More Of The Same

Over the past seven months, since we first contacted the Board and advised them of our desire to represent the shareholders as Directors, this Board and Management has:

1)

Acquired a significant part of Infineon’s Optical Networking Business Unit paying $11.4 million in cash, of which 95% of the purchase price ($10.9 million) has been booked as Goodwill and Intangible Assets.

2)

Engaged Spencer Stuart on April 29, 2005 and later claiming that the GWA candidates were not willing to participate in the nomination process, when our candidates had already met with the Nomination Committee on April 25, 2005, four days before Spencer Stuart was even hired.

3)	Ignored its own search criteria with Spencer Stuart and selected Richard Koppes as a candidate on their management slate, with NO industry experience.

4)	Initiated a share buyback tender offer using $120 million of shareholder’s money which had the effect of increasing the percentage ownership of the Board and Management from 10.9% to 12.8%.

5)	Cashed out over $1.9 million in stock options, from the date we filed our preliminary proxy on April 13, 2005 to today;

6)

Appointed Mr. Oscar Rodriguez (he never stood for election) to the Exar board in September 2005. Mr. Rodriguez is CEO of Riverstone Networks. Despite being described as having “proven leadership skills at Riverstone,” that company’s stock has fallen nearly 50% during Mr. Rodriguez’s two-year tenure as CEO.

7)

Indicated in its Proxy Statement that even if a majority of the shareholders pass our Shareholder Proposal 2 to declassify the Board, it is “not binding” and “might not be implemented.” This is consistent with the Board’s previous attitude of ignoring the shareholder’s will, as evidenced by its adoption of a new stock option plan in 2000 on the same day that shareholders rejected a management backed proposal to expand the 1997 option plan.

More Of The Same

Donald Ciffone - Chairman

Despite what we would characterize as a pitiful operating performance during his tenure as CEO during most of the past nine fiscal years, Mr. Ciffone has received total compensation of over $25 million during this period. Furthermore, we cannot understand how/ why the Board awarded a pay increase for Mr. Ciffone in October 2004 after he relinquished his duties as President and CEO.

Dr. Roubik Gregorian – CEO

Appointed to the Board in 2004, Dr. Gregorian has never stood for election. Under his watch during the last 9 fiscal year period, Exar has spent $174 million on R&D, achieving a 54% drop in sales and a 1.0% return on capital. Despite this performance, Dr. Gregorian has received total compensation of more than $17 million during his nine-year tenure, and was elevated to the CEO post earlier this year.

Ronald Guire – CFO

While CFO of Exar, Mr. Guire was also Chairman of Xetel Corporation for four years, during which time the stock declined about 90%. Five months after his resignation as Chairman, Xetel filed for Chapter 11 bankruptcy. The company never disclosed to shareholders that Xetel had filed for bankruptcy.

John McFarlane – Director

Mr. McFarlane was appointed to the Board in 2004 and has never stood for election by shareholders. Mr. McFarlane was previously President and CEO of Nexsi Systems for a little over one year. Nexsi Systems filed for Chapter 7 bankruptcy within a month of his departure. As a director of Creo, Inc., Mr. McFarlane’s re-election was opposed by dissident shareholders in 2003.

Looking at the current composition of the Exar Board, is there any doubt that shareholders need independent representation and skilled oversight? Does the collective performance and experience of this Board give shareholders confidence in the future of Exar?

We believe that as long as the same people who created this situation at Exar have a majority on the Board, they will continue their unproductive ways. Electing each of our nominees as a director is a first step towards addressing this issue.

But this election is about more than poor operating performance and a lack of Board oversight, it is also about shareholders sending the message that this is our company, not an exclusive club for entrenched management.

We believe something needs to be done immediately to bring independent representation to the Board of Exar in order to instill greater accountability in Management and create value for shareholders. We have no confidence the existing Board will be able to achieve this goal without significant help and oversight.

New Independent Directors: The GWA Nominees

Over 40 Years of Combined Business Experience in the Technology Industry

Richard L. Leza – Founder, Chairman and CEO of AI Research Corporation

Mr. Leza is the Chairman and CEO of AI Research Corporation, an early stage venture capital firm specializing in the areas of business-to-business software, information technology, medical devices and medical analytical software applications. For over 15 years, Mr. Leza has been actively involved as a venture capitalist, specializing in high technology businesses.

Mr. Leza has a Bachelor of Science Degree in Civil Engineering from New Mexico State University and, in 1990, was awarded the New Mexico State University Distinguished Engineering Alumni Award. Mr. Leza also has a Masters Degree in Business Administration from Stanford University and, in 1999, received the Jerry Porras Award for Outstanding Achievement from the Stanford University Graduate School of Business. He currently serves as a member of the Stanford Business School Advisory Board.

Mr. Leza is an active member of the Hispanic community and, in 1996, he was named one of the “100 Most Powerful Latino Business Professionals” by the book Latino Success. He has been named three times as one of the “Top 100 Influential Hispanics in the United States” by Hispanic Business magazine, in 1994, 1996 and 2003. In 2003, he also received the Rainbow/PUSH Coalition Trailblazer Award.

Pete Rodriguez – President and CEO of Xpedion Design Systems, Inc.

Pete Rodriguez has nearly 20 years of engineering, sales and senior management experience in the semiconductor and electronics industry. He is currently President and CEO of Xpedion Design Systems, Inc., a private, VC-backed company focused on electronic design automation solutions for use in designing wireless communication circuits and systems.

Prior to joining Xpedion, Mr. Rodriguez held senior management positions in sales and marketing at Escalade Corporation up to its acquisition by Mentor Graphics (Nasdaq: MENT). He also held senior sales management positions at LSI Logic, as well as product management and process engineering positions at Aerojet Electronics, Teledyne Microwave, and Siliconix. Mr. Rodriguez holds an MBA from Pepperdine University, an MSEE from California Polytechnic University and a BS in chemical engineering from California Institute of Technology.

Guy W. Adams – Managing Director of GWA Capital Partners, LLC

Mr. Adams has in recent years served, over the opposition of incumbent management, as a stockholder nominee on two public companies: Mercer International (MERCS) and Lone Star Steakhouse & Saloon, Inc. (STAR).

In the Lone Star proxy contest, Mr. Adams was endorsed by the California Public Employees Retirement System (CalPERS) and Institutional Investor Services (ISS). In the case of Mercer, the matter did not go to a vote of the stockholders, as he was ultimately added to the Board as a part of a compromise with incumbent management.

The GWA Platform –Shareholder Representation and Board Accountability

If elected to the Board of Directors, the GWA Nominees will endeavor to implement the following actions on behalf of the stockholders:

1.	Independent Chairman. To require that the Chairman of the Board be a non management independent director, defined as not having been a management member for at least the past three years;
2.	Mandatory Retirement. To provide for a mandatory retirement for all members of the Board at the age of 70;
3.	Ban Option Repricing. To prohibit the repricing of options, including any mechanism that achieves the same economic effect;
4.

Independent Review of R&D Expenditures. To hire an independent consultant, reporting to the independent directors, to evaluate the Company's annual R&D expenditure levels, given the strategic and competitive market conditions within the industry;

5.

Independent Review for Enhancing Shareholder Value. To hire an independent investment banker, reporting to the independent directors, to evaluate ways to maximize stockholder value utilizing the Company's strong cash position; and

6.

Independent Review of Compensation. To hire an independent compensation consultant to advise and assist a special independent board committee with the review, evaluation and, if needed, reconsideration of the employment contracts with the key executives of the Company.

7.	Declassify the Board. To pursue the declassification of the Board of Directors.

DECLASSIFICATION OF BOARD OF DIRECTORS

GWA has also submitted the following proposal for consideration at the 2005 Annual Meeting:

“RESOLVED, that the Board take the necessary steps to declassify the Board and to require that all directors stand for election annually. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.”

We believe that such annual accountability would serve to keep directors closely focused on the performance of top executives and on maximizing stockholder value.

Increasingly, classified boards like that of Exar's have become unpopular in recent years. Institutional investors are calling for the end of this system. California's Public Employees Retirement System, New York City pension funds, New York State pension funds and many other including the Counsel of Institutional Investors, and Institutional Shareholder Services, one of the most influential proxy evaluation services, support this position.

We cannot do this without your support – and your vote.

Guy Adams, Richard Leza and Pete Rodriguez are willing to stand for election to serve the interest of the Shareholders of Exar. We cannot do so without your support and your VOTE.

We are asking you to end the complacency at Exar and join with us by voting for Guy W. Adams, Richard L. Leza, and Pete Rodriguez to provide this leadership.

We will not determine the outcome of this election...you will.

Respectfully,

GWA Investments, LLC

GWA Master Fund, LP

PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING GOLD PROXY CARD TO VOTE FOR MESSRS. ADAMS, LEZA, AND RODRIGUEZ.

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Call Toll Free: (800) 848-3416

All Others Call Collect: (212) 269-5550

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE GWA ENTITIES FROM THE STOCKHOLDERS OF EXAR CORPORATION FOR USE AT ITS ANNUAL MEETING. THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS INFORMATION ON THE PARTICIPANTS IN THE SOLICITATION, IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV AND IT AND THE RELATED PROXY ARE ANTICIPATED TO BE DISSEMINATED SHORTLY AFTER THE DISSEMINATION OF EXAR'S DEFINITIVE PROXY STATEMENT.